                      AGREEMENT AND PLAN OF REORGANIZATION

                                  BY AND AMONG

                              Moneyzone.com, Inc.,

                                       AND

                               Quicktest 5, Inc.,

                            Dated as of July 15, 2002

                      AGREEMENT AND PLAN OF REORGANIZATION

THIS AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement") is made and entered into as of July 15, 2002, by and among Moneyzone.com, Inc., a Delaware corporation ("MOZN"), and Quicktest 5, Inc., a Delaware corporation (the "Q5").

                                    RECITALS

WHEREAS, the Boards of Directors of each of Q5, and MOZN believe it is in the best interests of each company and their respective shareholders that MOZN merge with and into Q5 (the "Merger") and, in furtherance thereof, have approved the
Merger;

WHEREAS, pursuant to the Merger, among other things, all of the issued and outstanding capital stock of Q5 shall be converted into the right to receive the consideration set forth herein, and MOZN will assume all outstanding stock options and warrants of Q5;

WHEREAS, Q5, on the one hand, and MOZN, on the other hand, desire to make certain representations, warranties, covenants and other agreements in connection with the Merger; and

WHEREAS, the parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of
1986, as amended.

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the parties agree as follows:

                                    ARTICLE I
                                   THE MERGER

1.1 The Merger. At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the Delaware General Corporation Law ("Delaware
Law"), Q5 shall be merged with and

into MOZN, the separate corporate existence of Q5 shall cease and MOZN shall continue as the surviving corporation and its name shall be changed to QT5, Inc.
The surviving corporation after the Merger is hereinafter sometimes referred to as the "Surviving Corporation."

1.2 Effective Time. Unless this Agreement is terminated earlier pursuant to either Sections 5.1 or 7.1 hereof, the

closing of the Merger (the "Closing") will take place as promptly as practicable, but in any event no later than five (5) business days following the approval of the Merger by MOZN shareholders and by the stockholders of Q5 and the satisfaction or waiver of the conditions set forth in Article VI. The date upon which the Closing occurs is herein referred to as the "Closing
Date." On the Closing Date, the parties hereto shall cause the Merger to be consummated by filing an Certificate of Merger (or like instrument), with an officer's certificate of each constituent corporation attached, with the
Secretary of State of the State of Delaware (the "Merger Agreement"), in
accordance with the applicable provisions of Delaware Law (the time of acceptance by the Secretary of State of the State of Delaware of such filing being referred to herein as the "Effective Time").

1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, the
Surviving Corporation shall possess all the property, rights, privileges, powers and franchises, and all debts, liabilities and duties of the Surviving
Corporation.

1.4 Articles of Incorporation; Bylaws.

                  (a)      At the Effective Time, the Articles of Incorporation
                           of the Surviving Corporation shall be amended in full
                           to read as set forth on Exhibit B attached hereto.

                  (b)      Unless otherwise determined by Q5 prior to the Effective
                           Time, the Bylaws of Q5, as in effect immediately prior
                           to the Effective Time, shall be the Bylaws of the
                           Surviving Corporation at the Effective Time until
                           thereafter amended in accordance with  Delaware Law
                           and as provided in the Certificate of Incorporation
                           and such Bylaws.

1.5 Directors and Officers. The directors of Q5 immediately prior to the
Effective Time shall be the directors of the- Surviving Corporation immediately after the Effective Time, each to hold the office of director of the Surviving
Corporation in accordance with the provisions of Delaware Law and the
Certificate of Incorporation and Bylaws of the Surviving Corporation until his or her successor is duly qualified and elected. The officers of Q5 immediately prior to the Effective Time shall be the officers of the Surviving Corporation immediately after the Effective Time, each to hold office in accordance with the provisions of the Bylaws of the Surviving Corporation.

1.6 Effect of Merger on the Capital Stock of the Constituent Corporations.

                  (a)      Certain Definitions.  For all purposes of this
                           Agreement, the following terms shall have the following
                           meanings:

                           "Q5 Common Stock" shall mean outstanding shares of
                           common stock of Q5.

                           "Q5 Options" shall mean all outstanding options or
                           other rights to purchase shares of Q5 Common Stock
                           issued pursuant to Q5 Stock Option Plan and all
                           warrants and other rights to purchase Q5 Common Stock.

                           "Q5 Stock Option Plan" shall mean Q5's Stock
                           Incentive Plan.

                           "GAAP" shall mean U.S. generally accepted
                           accounting principles.

                           "Knowledge" shall mean the actual knowledge of
                           such entity's current officers and directors and the
                           knowledge that any such officer or director would
                           have obtained of the matter represented after due and
                           diligent inquiry thereof under the circumstances.

                           "MOZN Common Stock" shall mean shares of the common
                           stock, par value $0.15 per share, of MOZN.

                           "MOZN Common Stock Consideration" shall mean that
                           number of shares of MOZN Common Stock equal to the
                           product of (x) the Stock Exchange Ratio multiplied by
                           (y) the number of shares of Q5 Common Stock validly
                           issued and outstanding immediately prior to the
                           Effective Time.

                           "Shareholder" shall mean each holder of any Q5 Common
                           Stock immediately prior to the Effective Time.

                           "Stock Exchange Ratio" shall mean 1.33.

                           "Trading Price" shall mean the average closing price
                           of one share of MOZN Common Stock as reported on the
                           OTC Bulletin Board for the five (5) consecutive
                           trading days ending on the trading day immediately
                           preceding the Effective Date.

                  (b)      Effect on Capital Stock.  At the Effective Time, by
                           virtue of the Merger and without any action on the part
                           of Q5 or MOZN, or the Shareholders, each share of
                           Q5 Common Stock issued and outstanding immediately
                           prior to the Effective Time (other than any Dissenting
                           Shares (as defined in Section 1.7)) will be canceled
                           and extinguished and be converted automatically into
                           the right to receive, upon surrender of the
                           certificate representing such share of Q5 Common Stock
                           and upon the terms and subject to the conditions set
                           forth below and throughout this Agreement, including,
                           without limitation Sections 1.6(f) and (g) hereof, such
                           shares of MOZN Common Stock equal to the Stock Exchange
                           Ratio.

                  (c)      Assumption of Q5 Stock Options, Warrants and Other
                           Rights to Purchase Q5 Common Stock.  At the Effective
                           Time, under this Agreement, each Q5 Option will
                           be assumed by MOZN, and will continue to have, and
                           be subject to, the same terms and conditions governing
                           such Q5 Option immediately prior to the Effective
                           Time (including, without limitation, any vesting
                           schedule or repurchase rights), except that (i) each
                           Q5 Option will be exercisable (or will become
                           exercisable in accordance with its terms) for that
                           number of whole shares of MOZN Common Stock equal
                           to the product of the number of shares of Q5 Common
                           Stock that were issuable upon exercise of such Q5
                           Option immediately prior to the Effective Time
                           multiplied by the Stock Exchange Ratio, rounded
                           down to the nearest whole number of shares of MOZN
                           Common Stock, and (ii) the per share exercise
                           price for the shares of MOZN Common Stock issuable
                           upon exercise of such assumed Q5 Option will be equal
                           to the quotient determined by dividing the exercise
                           price per share of Q5 Common Stock at which such Q5
                           Option was exercisable immediately prior to the
                           Effective Time by the Stock Exchange Ratio, rounded
                           up to the nearest whole cent.  It is the intention
                           of the parties that the assumed Q5 Options qualify
                           to the maximum extent possible following the Effective
                           Time as incentive stock options as defined in
                           Section 422 of the Code to the extent such options
                           qualified as incentive stock options prior to the
                           Effective Time.

                  (d)      Withholding Taxes.  All MOZN Common Stock issuable
                           pursuant to Section 1.6 shall be subject to, and reduced
                           by, the amount of any state, federal and foreign
                           withholding taxes incurred by or applicable to a
                           Shareholder (and that has not been previously paid by
                           or on behalf of such Shareholder or Q5) in connection
                           with the Merger, the acquisition of Q5 Common Stock
                           upon the exercise of Q5 Options, the acceleration of
                           the vesting of any Q5 Option or any Q5 Common Stock or
                           the payment of a bonus in the form of Q5 Common Stock.

                  (e)      Fractional Shares.  No fractional share of MOZN
                           Common Stock shall be issued in the Merger.  In lieu
                           thereof, any fractional share, after aggregating all
                           shares held by a Shareholder, shall be rounded down
                           to the nearest whole share of MOZN Common Stock and to
                           the extent required by Delaware Law, such Shareholder
                           will be entitled to receive an amount of cash equal
                           to the fractional shares to which such Shareholder
                           would be entitled, multiplied by the Trading Price.

                  (f)      Adjustments to Stock Exchange Ratio. The Stock Exchange
                           Ratio shall be adjusted to reflect fully the effect
                           of any stock split, reverse split, dividend
                           (including any dividend or distribution of cash,
                           assets or securities convertible into MOZN Common
                           Stock or Q5 Common Stock), distribution,
                           reorganization or recapitalization with respect to
                           MOZN Common Stock or Q5 Common Stock occurring after
                           the date hereof and prior to the Effective Time.

 1.7 Dissenting Shares.

                  (a)      Notwithstanding any provision of this Agreement to the
                           contrary, any shares of Q5 Common Stock held by a
                           holder who has exercised and perfected appraisal rights
                           for such shares in accordance with Delaware Law and
                           who, as of the Effective Time, has not effectively
                           withdrawn or lost such dissenter's rights ("Dissenting
                           Shares"), shall not be converted into or represent a
                           right to receive the consideration for Q5 Common Stock
                           pursuant to Section 1.6, but the holder thereof shall
                           only be entitled to such rights as are granted by
                           Delaware Law.

                  (b)      Notwithstanding the provisions of Section 1.7(a), if
                           any holder of Dissenting Shares shall effectively
                           withdraw or lose (through failure to perfect or
                           otherwise) his or her dissenter's rights, then, as of
                           the later of the Effective Time and the occurrence of
                           such event, such holder's shares shall automatically
                           be converted into and represent only the right to
                           receive the consideration for Q5 Common Stock as
                           provided in Section 1.6, without interest thereon, upon
                           surrender of the certificate representing such shares.

                  (c)      Q5 shall give MOZN (i) prompt written notice of any
                           written demand for purchase received by Q5 pursuant to
                           the applicable provisions of Delaware Law and (ii) the
                           opportunity to participate in all negotiations and
                           proceedings with respect to such demands.  Q5 shall not,
                           except with the prior written consent of MOZN,
                           voluntarily make any payment with respect to any such
                           demands or offer to settle or settle any such demands.

1.8 Surrender of Certificates.

                  (a)      Exchange Agent.  An institution selected by Q5 and
                           reasonably satisfactory to MOZN shall serve as exchange
                           agent (the "Exchange Agent") in the Merger.

                  (b)      MOZN to Provide Shares.  Prior to the Closing, MOZN
                           shall deliver Certificates representing the shares of
                           MOZN Common Stock representing the MOZN Common Stock
                           Consideration (in the aggregate amount to be issued
                           in the Merger) to the Exchange Agent for exchange
                           in accordance with this Article I.

                  (c)      Exchange Procedures.  As soon as practicable after
                           the execution of this Agreement, MOZN shall cause the
                           Exchange Agent to mail to each holder of record
                           (as of such date) of a certificate or certificates
                           (the "Certificates") which immediately prior to the
                           Effective Time represented outstanding shares of Q5
                           Common Stock whose shares were converted into the right
                           to receive shares of MOZN Common Stock pursuant to
                           Section 1.6: (i) a letter of transmittal (which shall
                           specify that delivery shall be effected, and risk of
                           loss and title to the Certificates shall pass, only
                           upon delivery of the Certificates to the Exchange
                           Agent and shall be in such form and have such  other
                           provisions as MOZN may reasonably specify) and
                           (ii) instructions for use in effecting the surrender
                           of the Certificates in exchange for certificates
                           representing shares of MOZN Common Stock. Upon
                           surrender of Certificates for cancellation to the
                           Exchange Agent or to such other agent or agents as may
                           be appointed by MOZN, together with such letter of
                           transmittal, duly completed and validly executed in
                           accordance with the instructions thereto, the holders
                           of such Certificates shall receive in exchange
                           therefore certificates representing the number of whole
                           shares of MOZN Common Stock, and the Certificates so
                           surrendered shall forthwith be canceled. Until so
                           surrendered, outstanding Certificates will be deemed
                           from and after the Effective Time, for all corporate
                           purposes, subject to Section 1.8(d) as to the payment
                           of dividends, to evidence the ownership of the number
                           of full shares of MOZN Common Stock into which such
                           shares of Q5 Common Stock shall have been so converted
                           and the right to receive any dividends or distributions
                           payable pursuant to Section 1.8(d).

                  (d)      Distributions With Respect to Unexchanged Shares.
                           No dividends or other distributions declared or made
                           after the date of this Agreement with respect to MOZN
                           Common Stock with a record date after the Effective
                           Time will be paid to the holders of any unsurrendered
                           Certificates with respect to the shares of MOZN Common
                           Stock represented thereby until the holders of record
                           of such Certificates shall surrender such Certificates.
                           Subject to applicable law, following surrender of any
                           such Certificates, the Exchange Agent shall deliver
                           to the record holders thereof, without interest,
                           certificates representing whole shares of MOZN Common
                           Stock issued in exchange therefore and the amount of
                           any such dividends or other distributions with a record
                           date after the Effective Time payable with respect to
                           such whole shares of MOZN Common Stock.  No interest
                           shall accrue or be owed to a Shareholder with respect
                           to any amounts which the Shareholder has the right to
                           receive.

                  (e)      Transfers of Ownership. If any certificate for
                           shares of MOZN Common Stock is to be issued in a name
                           other than that in which a Certificate surrendered in
                           exchange therefore is registered, it will be a condition
                           of the issuance thereof that the Certificate so
                           surrendered will be properly endorsed and otherwise in
                           proper form for transfer and that the persons requesting
                           such exchange will have paid to MOZN or any agent
                           designated by it any transfer or other taxes required
                           by reason of the issuance of certificates for shares
                           of MOZN Common Stock in any name other than that of the
                           registered holder of the Certificate surrendered, or
                           established to the satisfaction of MOZN or any agent
                           designated by it that such tax has been paid or is not
                           payable.

                  (f)      No Liability.  Notwithstanding anything to the
                           contrary in this Section 1.8, none of the Exchange Agent,
                           the Surviving Corporation or any party hereto shall be
                           liable to a holder of shares of Q5 Common Stock for
                           any amount properly paid to a public official pursuant
                           to any applicable abandoned property, escheat or similar
                           law.

1.9  No Further Ownership Rights in Q5 Common Stock. All consideration paid in respect of the surrender for exchange of shares of Q5 Common Stock in accordance with the terms hereof shall be deemed to be full satisfaction of all rights pertaining to such shares of Q5 Common Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Q5 Common Stock which were outstanding immediately prior to the
Effective Time. If, after the Effective Time, Certificates are presented to the
Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

1.10  Lost, Stolen or Destroyed Certificates. In the event any
Certificates evidencing shares of Q5 Common Stock shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed certificates, upon the making of an affidavit of that fact by the holder thereof, such shares of MOZN Common Stock as may be required pursuant to
Section 1.8.

1.11  Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Q5 and MOZN, the officers and directors of Q5 and MOZN are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

1.12 Tax and Accounting Consequences. It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of
Section 368 of the Internal Revenue Code of 1986, as amended (the "Code") and the parties hereby adopt this Agreement as a plan of reorganization. Each party has consulted with its own tax advisors and accountants with respect to the tax and accounting consequences, respectively, of the Merger.

                                   ARTICLE II
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Q5, on behalf of itself and its subsidiaries, represents and warrants to MOZN, subject to such exceptions as are specifically disclosed in the disclosure schedule (referencing the appropriate section and/or paragraph numbers)
previously supplied by Q5 to MOZN (the "Q5 Disclosure Schedule"), that on the date hereof and as of the Effective Time, as though made at the Effective
Time, as follows:

2.1  Organization and Standing. Q5 is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to conduct its business as presently conducted and as proposed to be conducted by it and to enter into and perform this Agreement and to carry out the transactions contemplated by this Agreement.
Q5 is duly qualified and in good standing to do business in each jurisdiction where the failure to be so qualified would have a Q5 Material Adverse Effect (as defined below). Each of Q5's subsidiaries is duly qualified to do business and in good standing in each jurisdiction outside of the jurisdiction of its formation in which the failure to be so qualified would have a Q5 Material
Adverse Effect. For all purposes of this Agreement, the term "Q5 Material
Adverse Effect" means any change, event or effect that is materially adverse to the business, assets (including intangible assets), condition (financial or otherwise), results of operations or prospects of Q5 and its subsidiaries, taken as a whole. Q5 has delivered a true and correct copy of its Articles of
Incorporation and Bylaws, each as amended to date, to MOZN. Section 2.1 of Q5
Disclosure Schedule lists the directors and officers of Q5 and its subsidiaries.
The operations now being conducted by Q5 have not been conducted under any other name.

2.2  Subsidiaries. Except as set forth in Section 2.2 of Q5 Disclosure
Schedule, Q5 does not have, and has never had, any subsidiaries and does not otherwise own, and has not otherwise owned, any shares in the capital of or any interest in, or control of, directly or indirectly, any corporation, partnership, association, joint venture or other business entity. The entities in which Q5 has a controlling interest are hereinafter occasionally referred to collectively, as "Q5 Subsidiaries" and individually as a "Q5
Subsidiary."

2.3 Q5 Capital Structure.

                 (a)      The authorized capital stock of Q5 consists of 18,832,500
                          shares of Common Stock, of which 13,802,500 shares are
                          issued and outstanding.  All of the issued and outstanding shares of Common Stock have been duly authorized and
                          validly issued and are fully paid and nonassessable.
                          Q5 has no authorized shares of preferred stock.  All
                          outstanding shares of Q5 Capital Stock are duly authorized, validly issued, fully paid and non-assessable and not
                          subject to preemptive rights created by statute, the
                          Certificate of Incorporation or Bylaws of Q5 or any
                          agreement to which Q5 is a party or by which it is
                          bound and have been issued in compliance with federal
                          and state securities laws.  There are no declared or
                          accrued unpaid dividends with respect to any shares of
                          Q5's Common Stock.  Q5 has no other capital stock
                          authorized, issued or outstanding.

                  (b)     Except for Q5 Stock Option Plan, Q5 has never adopted
                          or maintained any stock option plans or other plan
                          providing for equity compensation of any person.  Q5
                          has reserved 5,030,000 shares of Q5 Common Stock for
                          issuance to employees and consultants pursuant to Q5
                          Stock Option Plan.  There are no agreements, written or
                          oral, between Q5 or Q5 Subsidiaries and any of their
                          shareholders or among any Q5 or Q5 Subsidiary shareholders relating to the acquisition (including without limitation
                          rights of first refusal or preemptive rights), disposition, registration under the Securities Act of 1933, as
                          amended (the "Securities Act"), or voting of the
                          capital stock of Q5.  Section 2.3(b) of Q5 Disclosure
                          Schedule also sets forth for each outstanding warrant
                          to purchase Q5 Common Stock (a "Q5 Warrant"),
                          the number of shares of Q5 Common Stock subject to such
                          Q5 Warrant and the exercise price of such Q5 Warrant.
                          Except as set forth on Section 2.3(b) of Q5 Disclosure
                          Schedule, there are no options, warrants, calls, rights,
                          commitments or agreements of any character, written or
                          oral, to which Q5 is a party or by which it is bound
                          obligating Q5 or any of its subsidiaries to issue,
                          deliver, sell, repurchase or redeem, or cause to be
                          issued, delivered, sold, repurchased or redeemed, any
                          shares of the capital stock of Q5 or obligating Q5 or
                          any of its subsidiaries to grant, extend, accelerate
                          the vesting of, change the price of, otherwise amend
                          or enter into any such option, warrant, call, right,
                          commitment or agreement.  There are no outstanding or
                          authorized stock appreciation, phantom stock, profit
                          participation, or other similar rights with respect to
                          Q5 or its subsidiaries. There are no voting trusts,
                          proxies, or other agreements or understandings with
                          respect to the voting stock of Q5.

2.4 Authority. Q5 has all requisite power and authority to enter into this Agreement and any Related Agreements (as hereinafter defined) to which it is a party and to consummate the transactions contemplated hereby and thereby.
The execution and delivery of this Agreement and any Related Agreements to which
Q5 is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Q5, and no further action is required on the part of Q5 to authorize the
Agreement, any Related Agreements to which it is a party and the transactions contemplated hereby and thereby, subject only to the approval of this Agreement by the Shareholders of record as of the Record Date. This Agreement and the
Merger have been unanimously approved by the Board of Directors of Q5. This
Agreement and any Related Agreements to which Q5 is a party have been duly executed and delivered by Q5 and, assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute the valid and binding obligation of Q5 enforceable in accordance with their respective terms, subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and to rules of law governing specific performance, injunctive relief or other equitable remedies. The "Related Agreements"
shall mean all such ancillary agreements and certificates required in this
Agreement to be executed and delivered in connection with the transactions contemplated hereby.

2.5  No Conflict. The execution and delivery by Q5 of this Agreement and any Related Agreements to which Q5 is a party do not, and, the consummation of the transactions contemplated hereby and thereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under (any such event, a "Conflict") (i) any provision of the Certificate of
Incorporation and Bylaws of Q5, (ii) any mortgage, indenture, lease, contract or other agreement or instrument (including without limitation any loan agreements, credit agreements, notes, bonds, or benefit plans), permit, concession, franchise or license to which Q5 or any of its subsidiaries or any of the their respective properties or assets (including intangible assets) is subject, or
(iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Q5 or its respective properties or assets.

2.6  Consents. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other federal, state, county, local or other foreign governmental authority, instrumentality, agency or commission ("Governmental Entity")
is required by or with respect to Q5 in connection with the execution and delivery of this Agreement and any Related Agreements to which Q5 is a party or the consummation of the transactions contemplated hereby and thereby, except for
(i) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable securities laws and
(ii) the filing of the Merger Agreement with the Secretary of State of the State of Delaware.

2.7  Q5 Financial Statements. Section 2.7 of Q5 Disclosure Schedule sets forth a complete and correct copy of the following financial statements: (i) the audited balance sheet and statements of operations for Q5 for the period ended
December 31, 2000 and 2001 and the statement of operations of Q5 for the period ending December 31, 2000 (the "Financials"). The Financials have been prepared in accordance with GAAP. On or before the Closing Q5 shall provide MOZN a current balance sheet (included in the definition of "Financials"). The
Financials fairly present in all material respects the consolidated financial position of Q5 as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which will not be material in significance

2.8  Intentionally Omitted.

2.9  Intentionally Omitted.

2.10 Tax Matters.

                  (a)         Definition of Taxes.  For the purposes of this
                              Agreement, "Tax" or, collectively, "Taxes,"
                              means (i) any and all federal, state, local and
                              foreign taxes, assessments and other governmental
                              charges, duties, impositions and liabilities,
                              including taxes based upon or measured by gross
                              receipts, income, profits, sales, use and occupation,
                              and value added, ad valorem, transfer, franchise,
                              withholding, payroll, recapture, employment, excise
                              and property taxes, together with all interest,
                              penalties and additions imposed with respect to
                              such amounts; (ii) any liability for the payment
                              of any amounts of the type described in clause (i)
                              as a result of being a member of an affiliated,
                              consolidated, combined or unitary group for any
                              period; and (iii) any liability for the payment of
                              any amounts of the type described in clause (i) or
                              (ii) as a result of any express or implied obligation
                              to indemnify any other person or as a result of
                              any obligations under any agreements or arrangements
                              with any other person with respect to such amounts
                              and including any liability for taxes of a predecessor
                              entity.

                  (b)         Tax Returns and Audits. (i) As of the Effective
                              Time, Q5 and Q5 Subsidiaries will have prepared and
                              timely filed all required federal, state, local and
                              foreign returns, estimates, information statements
                              and reports ("Returns") relating to any and
                              all Taxes concerning or attributable to Q5 and all
                              Q5 Subsidiaries or their operations and such Returns
                              are true and correct and have been completed in
                              accordance with applicable law.

                                    (ii)   Q5 and Q5 Subsidiaries have not been
                                           delinquent of any material payment of
                                           any Tax nor is there any Tax deficiency
                                           outstanding, assessed or proposed
                                           against Q5 and any of Q5 Subsidiaries,
                                           nor have Q5 or any of Q5 Subsidiaries
                                           executed any waiver of any statute of
                                           limitations on or extending the period
                                           for the assessment or collection of
                                           any Tax.

                                    (iii)  No audit or other examination of any
                                           Return of Q5 or of any of Q5 Subsidiaries
                                           is presently in progress, nor have Q5
                                           or any of Q5 Subsidiaries been notified
                                           of any request for such an audit or
                                           other examination.

                                    (iv)   As of the Balance Sheet Date, Q5 and
                                           Q5 Subsidiaries have no liabilities
                                           for due but unpaid federal, state,
                                           local and foreign Taxes which have not
                                           been accrued or reserved against on
                                           the Balance Sheet, whether asserted
                                           or unasserted, contingent or otherwise.

                                    (v)    There are (and immediately following
                                           the Effective Time there will be) no
                                           liens, pledges, charges, claims,
                                           restrictions on transfer, mortgages,
                                           security interests or other encumbrances
                                           of any sort (collectively, "Liens")
                                           on the assets of Q5 and of Q5 Subsidiaries
                                           relating to or attributable to Taxes
                                           other than Liens for Taxes not yet due
                                           and payable.

                                    (vi)   Q5 and Q5 Subsidiaries have not filed
                                           any consent agreement under Section
                                           341(f) of the Code or agreed to have
                                           Section 341(f)(4) of the Code apply to
                                           any disposition of a subsection (f)
                                           asset (as defined in Section 341(f)(4)
                                           of the Code) owned by Q5 or of any of
                                           Q5 Subsidiaries.

                                    (vii)  Q5 and Q5 Subsidiaries are not parties
                                           to any tax sharing, indemnification or
                                           allocation agreement nor does Q5 or any
                                           of Q5 Subsidiaries owe any amount under
                                           any such agreement.

                                    (viii) Q5 and Q5 Subsidiaries are not and have
                                           never been at any time, "United States
                                           Real Property Holding Corporations"
                                           within the meaning of Section 897(c)(2)
                                           of the Code.

                                    (xii)  No adjustment relating to any Return
                                           filed by Q5 or any of Q5 Subsidiaries
                                           has been proposed formally or, to the
                                           Knowledge of Q5 or any of Q5 Subsidiaries,
                                           informally by any tax authority to Q5
                                           or any of Q5 Subsidiaries or any
                                           representative thereof.

                                    (xiii) Q5 and Q5 Subsidiaries have not
                                           participated (either as a "distributing"
                                           or "controlled" corporation) in any
                                           transaction described in Section 355
                                           of the Code.

2.11 Title to Properties and Assets. Except as reflected in the Financial
Statements or Section 2.11 of Q5 Disclosure Schedule, and except for (i) liens for current taxes not yet due and payable; (ii) liens imposed by law and incurred in the ordinary course of business for obligations not past due; (iii)
liens in respect of pledges or deposits under workers' compensation laws or similar legislation; and (iv) minor defects in title, none of which, individually or in the aggregate, materially interferes with the use of such property, Q5 has good title to or a valid leasehold interest in all of its properties and assets, which comprise all of the properties and assets reflected on the Balance Sheet and all of the assets and properties used in the conduct of its business as currently conducted, and none of such properties or assets is subject to any lien of any nature whatsoever.

2.12 Intellectual Property. Q5 or Q5 Subsidiaries, owns, or has the right to use under agreements ("Intellectual Property Rights
Agreements"), all of the patents, patent applications, design patents and applications therefore, trademarks, service marks, trademark and service mark applications, trade names, copyright registrations and licenses (the "Intellectual Property Rights") currently used by Q5 and Q5 Subsidiaries or necessary for the conduct of Q5's and Q5
Subsidiaries' business as currently conducted and has taken all actions reasonable in light of its financial position to protect the Intellectual
Property Rights. To Q5's Knowledge, except as set forth in Section 2.12 of
Q5 Disclosure Schedule, the business conducted or proposed to be conducted by Q5 and Q5 Subsidiaries does not and will not cause Q5 and Q5
Subsidiaries to infringe or violate any of the patents, trademarks, service marks, trade names, copyrights, mask-works, licenses, trade secrets, processes, data, know-how or other intellectual property rights of any other Person, and does not and will not require Q5 and Q5 Subsidiaries to obtain any license or other agreement to use any patents, trademarks, service marks, trade names, copyrights, mask-works, licenses, trade secrets, processes, data, know-how or other intellectual property rights or patents of others, except for licenses or agreements that can be obtained in the ordinary course of business without unreasonable effort, delay, cost or expense. The Intellectual Property Rights Agreements are valid, binding and in full force and effect and Q5 and Q5 Subsidiaries are neither in breach under any of the Intellectual Property Rights Agreements nor have any Knowledge of any claim for breach under any Intellectual Property
Rights Agreements by the other parties thereto. To Q5's Knowledge, except as set forth in Section 2.12 of Q5 Disclosure Schedule, there is no person who is challenging, infringing on, or otherwise violating any right of Q5 or Q5 Subsidiaries with respect to any Intellectual Property Rights.
Neither Q5 nor any of Q5 Subsidiaries have received any notice or otherwise has Knowledge of any pending claim, order or proceeding with respect to any
Intellectual Property Rights used by Q5 or Q5 Subsidiaries; and, to Q5's
Knowledge, no Intellectual Property Rights owned or used by Q5 or Q5
Subsidiaries are being used or enforced in a manner that would reasonably be expected to result in the abandonment, cancellation or unenforceability of such Intellectual Property Rights.

2.13  Material Contracts and Obligations. All material agreements or commitments of any nature to which Q5 is a Party or by which it is bound, including without limitation (i) each agreement that requires future expenditures by Q5 in excess of $50,000 or that might result in payments to
Q5 in excess of $50,000, (ii) all written employment agreements not stated
on their face to be "at-will" employment agreements and all consulting agreements, employee benefit, bonus, pension, profit-sharing, stock option, stock purchase and similar plans and arrangements, and distributor and sales representative agreements, and (iii) each agreement with any
Shareholder, officer or director of Q5, or any Affiliate of such Person, including without limitation any agreement or other arrangement providing for the furnishing of services by, rental of real or personal property from, or otherwise requiring payments to, any such Person, other than employment agreements required by (ii) (collectively, the "Material
Agreements") are valid, binding and in full force and effect. Q5 is neither in breach under any of the Material Agreements nor, except as set forth in Section 2.13 of Q5 Disclosure Schedule, has any Knowledge of any
claim for breach under any Material Agreements by the other parties thereto.

2.14  Non-Compete Agreements. Except as set forth in Section 2.14 of
Q5 Disclosure Schedule, neither Q5 nor any of Q5 Subsidiaries is presently bound by any non-compete agreements or any other agreements or arrangements that limit or otherwise restrict Q5 or any of Q5 Subsidiaries or that would, after the Effective Time, limit or restrict MOZN (or the Surviving
Corporation) from engaging or competing in any line of business or in any geographical area.

2.15 Interested Party Transactions. Except as set forth in Section
2.15 of Q5 Disclosure Schedule, no employee, officer, director or
Shareholder of Q5 or member of his or her immediate family is indebted to
Q5, nor is Q5 indebted (or committed to make loans or extend or guarantee credit) to any of them, other than (i) for payment of salary, bonuses, and other compensation for services rendered, (ii) reimbursement for reasonable expenses incurred on behalf of Q5, and (iii) for other employee benefits made generally available to all employees. To Q5's Knowledge, none of such individuals has any direct or indirect ownership interest in any Person with whom Q5 is affiliated or with whom Q5 has a contractual relationship, or any Person that competes with Q5, except that each employee,
Shareholder, officer or director of Q5 and members of their respective immediate families may own less than 5% of the outstanding stock in publicly traded companies that may compete with Q5. Except as set forth in
Section 2.14 of Q5 Disclosure Schedule, to Q5's Knowledge, no officer, director or Shareholder or any member of their immediate families is, directly or indirectly, interested in any material contract with Q5 (other than such contracts as relate to any such individual's employment, ownership of capital stock or other securities of Q5).

2.16  Litigation. Except as set forth in Section 2.16 of Q5
Disclosure Schedule, there is no action, suit or proceeding, or governmental inquiry or investigation, pending, or, to Q5's Knowledge, any basis therefore or threat thereof, against Q5 or any of its officers or directors in their capacity as such officers and directors that questions the validity of this Agreement or any Related Agreement or the right of Q5 to enter into or perform this Agreement or any
Related Agreement, or that could reasonably be expected to have, either individually or in the aggregate, any Q5 Material Adverse
Effect, or any material change in the current equity ownership of Q5, nor is there any litigation pending, or, to Q5's Knowledge, any basis therefore or threat thereof, against Q5 or any of its officers or directors in their capacity as such officers and directors by reason of the proposed activities of Q5 or negotiations by Q5 with possible investors in Q5 or involving Q5's prior employment of any of Q5's employees, their use in connection with Q5's business of any
Intellectual Property of any of their former employers or their obligations under any agreements with their prior employers.

2.17 Compliance. Q5 has complied in all material respects with all laws, regulations and orders applicable to its present and proposed business and has all material permits, variances, orders, approvals, and licenses required thereby. There is no term or provision of any mortgage, indenture, contract, agreement or instrument to which Q5 is a Party or by which it is bound or of any provision of any existing state or federal judgment, decree, order, statute, rule or regulation applicable to or binding upon Q5, that would reasonably cause a Q5 Material Adverse Effect, or, so far as Q5 may now reasonably foresee, in the future is reasonably likely to cause a Q5 Material Adverse Effect. To Q5's Knowledge, none of the
Shareholders nor any other employee of Q5 or Q5 Subsidiaries is in violation of any term of any contract or covenant (either with Q5 or with another entity) relating to employment, patents, proprietary information disclosure, noncompetition or non-solicitation.

2.18 SEC Filings. None of the information supplied or to be
supplied by Q5 or any of Q5 Subsidiaries for inclusion or
incorporation by reference in (i) any materials to be filed with the
Securities and Exchange Commission (the "SEC") by MOZN in
connection with the issuance of the MOZN Common Stock in or as a result of the Merger will, at the time such filing becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; and (ii) the materials to be filed with the SEC by Q5 and MOZN pursuant to Section
5.1(a) hereof will not contain, at the dates mailed to the
stockholders of MOZN and Q5, at the times of the Shareholders meeting of Q5 (the "Q5 Shareholders' Meeting") and the Stockholders
meeting of MOZN (the "MOZN Stockholders' Meeting") in
connection with the transactions contemplated hereby and as of the
Effective Time, any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The materials will comply as to form in all material respects with the provisions of the
Securities and Exchange Act of 1934, as amended (the "Exchange
Act") and the rules and regulations promulgated by the SEC
thereunder. Notwithstanding the foregoing, Q5 makes no representation or warranty with respect to any information supplied by MOZN for use in and which is contained in any of the foregoing documents.

2.19     Employee Matters and Benefit Plans.

                  (a)  Definitions. For purposes of this Section, the following terms shall have the meanings set forth below:

                        (i) "Code" shall mean the Internal Revenue Code of 1986,
                             as amended;

                       (ii) "DOL" shall mean the Department of Labor;

                      (iii) "Employee" shall mean any current or former or
                             retired employee, consultant or director of Q5 or
                             any Q5 Subsidiary or any Affiliate;

                       (iv) "Employee Agreement" shall mean each management,
                             employment, severance, consulting, relocation,
                             repatriation, expatriation, visas, work permit or
                             other agreement, contract or understanding between
                             Q5 or any Q5 Subsidiary or any ERISA Affiliate and
                             any Employee;

                        (v) "ERISA" shall mean the Employee Retirement Income
                              Security Act of 1974, as amended;

                       (vi) "ERISA Affiliate" shall mean any other person or
                             entity under common control with Q5 or any Q5
                             Subsidiary within the meaning of Section 414(b),
                             (c), (m) or (o) of the Code and the regulations
                             issued thereunder;

                      (vii)  "IRS" shall mean the Internal Revenue Service;

                     (viii)  "Q5 Employee Plan" shall mean any plan, program,
                              policy, practice, contract, agreement or other
                              arrangement providing for compensation, severance,
                              termination pay, deferred compensation, performance
                              awards, stock or stock-related awards, fringe
                              benefits or other employee benefits or
                              remuneration of any kind, whether written or
                              unwritten or otherwise, funded or unfunded,
                              including without limitation, each "employee
                              benefit plan," within the meaning of Section 3(3)
                              of ERISA which is or has been maintained,
                              contributed to, or required to be contributed to,
                              by Q5 or any Q5 Subsidiary, or any ERISA Affiliate
                              for the benefit of any Employee, or with respect
                              to which Q5 or any Q5 Subsidiary, or any ERISA
                              Affiliate has or may have any liability or
                              obligation; and

                  (b)      Employee Plans.  Q5 and Q5 Subsidiaries are in
material compliance with Q5 Employee Plans.  Q5 and Q5 Subsidiaries do not have any plan or commitment to establish any new Q5 Employee Plan or Employee
Agreements, to modify any Q5 Employee Plan (except to the extent required by law or to conform any such Q5 Employee Plan to the requirements of any applicable law, in each case as previously disclosed to Q5 in writing, or as required by this Agreement), or to adopt or enter into any Q5 Employee Plan.

                  (c)      Employee Plan Compliance.  (i) Q5 and Q5 Subsidiaries
have performed in all material respects all obligations required to be performed by them under, are not in material default or violation of, and have no
Knowledge of any default or violation by any other party to each Q5 Employee
Plan, and each Q5 Employee Plan has been established and maintained in all material respects in accordance with its terms and in material compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA and the Code; (ii) each Q5 Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under
Section 501(a) of the Code has either received a favorable determination, opinion, notification or advisory letter from the IRS with respect to each such
Q5 Employee Plan as to its qualified status under the Code or has remaining a period of time under applicable Treasury regulations or IRS pronouncements in which to apply for such a letter and make any amendments necessary to obtain a favorable determination as to the qualified status of each such Q5 Employee
Plan; (iii) no "prohibited transaction," within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under
Section 4975 or Section 408 of ERISA (or any administrative class exemption issued thereunder), has occurred with respect to any Q5 Employee Plan; (iv)
there are no actions, suits or claims pending, or, to the Knowledge of Q5 or any
Q5 Subsidiary, threatened or reasonably anticipated (other than routine claims for benefits) against any Q5 Employee Plan or against the assets of any Q5
Employee Plan; (v) there are no audits, inquiries or proceedings pending or, to the Knowledge of Q5 or any of Q5 Subsidiaries, or any ERISA Affiliates,
threatened by the IRS or DOL with respect to any Q5 Employee Plan; and (vi)
neither Q5, Q5 Subsidiaries, nor any ERISA Affiliate is subject to any penalty or tax with respect to any Q5 Employee Plan under Section 502(i) of ERISA or
Sections 4975 through 4980 of the Code.

                  (d)      Employment Matters. Q5 and Q5 Subsidiaries:  (i) are
in material compliance in all respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Employees; (ii) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to Employees; (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (iv) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). To Q5's Knowledge, there are no pending, threatened or reasonably anticipated claims or actions against Q5 or any Q5 Subsidiary under any worker's compensation policy or long-term disability policy.

                  (e)      Labor.  To Q5's Knowledge, no work stoppage or labor
strike against Q5 or any Q5 Subsidiary is pending, threatened or reasonably anticipated. Q5 and Q5 Subsidiaries do not know of any activities or proceedings of any labor union to organize any Employees.

         There are no actions, suits, claims, labor disputes or grievances pending, or, to the Knowledge of Q5 or Q5 Subsidiaries, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any Employee, including, without limitation, charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in any liability to Q5 or Q5
Subsidiaries. Neither Q5 nor any of Q5 Subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act. Q5 and
Q5 Subsidiaries are not presently, nor have they been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated by Q5 or any Q5 Subsidiary.

         2.20     Insurance.  Q5 maintains adequate insurance policies and
fidelity bonds covering the assets, business, equipment, properties, operations and employees of Q5 and Q5 Subsidiaries. There is no claim by Q5 or any of Q5
Subsidiaries pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid, and Q5 and Q5 Subsidiaries are otherwise in compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage). Q5 and Q5 Subsidiaries do not have Knowledge of any threatened termination of, or premium increase with respect to, any of such policies.

         2.21     Minute Books.  The minutes of Q5 made available to counsel for
MOZN are the only minutes of Q5 and contain a reasonably accurate summary of all meetings of the Board of Directors (or committees thereof) of Q5 and its respective shareholders or actions by written consent since the time of incorporation.

         2.22     Environmental Matters.

                  (a)      Hazardous Material.  Neither Q5 nor any of Q5
Subsidiaries has: (i) operated any underground storage tanks at any property that Q5 or any of Q5 Subsidiaries has at any time owned, operated, occupied or leased; or (ii) illegally released any material amount of any substance that has been designated by any Governmental Entity or by applicable foreign, federal, state, or local law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including, without limitation, PCBs, asbestos, petroleum, and urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation,
and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws (a "Hazardous Material"), but excluding office and janitorial supplies properly and safely maintained. To the Knowledge of Q5 and Q5 Subsidiaries, no Hazardous Materials are present as a result of the actions of Q5 or any of Q5 Subsidiaries or as a result of any actions of any other person or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof, that Q5 or any of Q5 Subsidiaries has at any time owned, operated, occupied or leased.

                  (b)      Hazardous Materials Activities.  Neither Q5 nor any
of Q5 Subsidiaries has transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in violation of any law in effect on or before the Effective Time, nor has either of them disposed of, transported, sold, or manufactured any product containing a
Hazardous Material (any or all of the foregoing being collectively referred to as "Hazardous Materials Activities") in violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

                  (c)      Permits. Q5 and Q5 Subsidiaries currently hold all
environmental approvals, permits, licenses, clearances and consents (the
"Environmental Permits") necessary for the conduct of Q5's or any of Q5
Subsidiaries' Hazardous Material Activities, respectively, and other businesses of Q5 or any of Q5 Subsidiaries, as such activities and businesses are currently being conducted.

                  (d)      Environmental Liabilities.  No action, proceeding,
revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to the Knowledge of Q5 or any of Q5 Subsidiaries, threatened concerning any Environmental Permit, Hazardous Material or any Hazardous
Materials Activity of Q5 or any of Q5 Subsidiaries. Neither Q5 nor any of Q5
Subsidiaries has Knowledge of any fact or circumstance which could reasonably be expected to involve Q5 or any of Q5 Subsidiaries in any environmental litigation or impose upon Q5 or any of Q5 Subsidiaries any environmental liability.

                                   ARTICLE III
                     REPRESENTATIONS AND WARRANTIES OF MOZN

         MOZN represents and warrants to Q5, subject to such exceptions as are specifically disclosed in the disclosure schedule (referencing the appropriate section and/or paragraph numbers) delivered by MOZN to Q5 concurrently herewith
("MOZN Disclosure Schedule"), that on the date hereof and as of the Effective
Time, as though made at the Effective Time, as follows:

         3.1      Organization of MOZN.  MOZN is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware.
For all purposes of this Agreement, the term "MOZN Material Adverse Effect"
means any change, event or effect that is materially adverse to the business, assets (including intangible assets), condition (financial or otherwise), results of operations or prospects of the MOZN, taken as a whole. MOZN has delivered a true and correct copies of its Certificate of Incorporation and
Bylaws, each as amended to date, to Q5. Section 3.1 of MOZN Disclosure Schedule lists the directors and officers of each of the MOZN.

         3.2      MOZN Subsidiaries.  MOZN does not have any subsidiaries.

         3.3      Capital Structure of MOZN.

                  (a)      At the time of the closing of the transactions
contemplated by this Agreement, the authorized stock of MOZN will consist of
100,000,000 shares of Common Stock, $0.15 par value, of which 3,000,000 shares will be outstanding. All outstanding shares of capital stock of MOZN have been duly authorized and validly issued, are fully paid and vested, and non-assessable, and are not subject to preemptive rights created by statute, the
Certificate of Incorporation or Bylaws (or such other corporate formation documents as may be applicable) of MOZN, or any agreement to which MOZN is a party or by which it is bound.

                  (b)      Except for the MOZN Stock Option Plan set forth on
Section 3.3(b) of the MOZN Disclosure Schedule, MOZN have does not maintain any stock option plans or other plan providing for equity compensation of any person.

                  (c)      Except as set forth on Section 3.3(b) of MOZN
Disclosure Schedule, there are no options, warrants, calls, rights, commitments or agreements of any character, written or oral, to which MOZN is a party or by which it is bound obligating MOZN to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of MOZN or obligating MOZN to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement.

                  (d)      At the time of the Closing of the transactions
contemplated by this Agreement, MOZN shall have a single class of Common Stock not to exceed 3,000,000 shares with an additional 25,000,000 shares being issued to Q5 in connection with the transactions contemplated herein.

         3.4      Authority.  MOZN has all requisite power and authority to
enter into this Agreement and any Related Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and any Related Agreements to which MOZN is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of MOZN, and no further action is required on the part of MOZN to authorize the
Agreement, any Related Agreements to which it is a party and the transactions contemplated hereby and thereby subject only to the approval of this Agreement by the stockholders of MOZN. This Agreement and the Merger have been approved by the Board of Directors of MOZN. This Agreement and any Related Agreements to
which MOZN is a party have been duly executed and delivered by MOZN and, assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute the valid and binding obligation of MOZN enforceable in accordance with their respective terms, subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and to rules of law governing specific performance, injunctive relief or other equitable remedies.

         3.5      SEC Filings; Financial Statements.

                  (a)      MOZN has filed all forms, reports and documents
required to be filed with the SEC (collectively, the "MOZN SEC Reports"). The
MOZN SEC Reports (i) at the time they were filed, complied as to form in all material respects with the requirements of the Securities Act or the Exchange
Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact require to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent set forth in the preceding sentence,
MOZN makes no representation or warranty whatsoever concerning the MOZN SEC
Reports as of any time other than the time they were filed.

                  (b)      Each of the consolidated financial statements
(including, in each case, any related notes thereto) (the "MOZN Financial
Statements") contained in the MOZN SEC Reports has been prepared in accordance with GAAP applied on a consistent basis throughout the period involved (except as may be indicated in the notes thereto) and each fairly presents in all material respects the consolidated financial position of MOZN as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which will not be material in significance.

         3.6      Property.  MOZN does not own or lease any real property or equipment.

         3.7      Intellectual Property.  MOZN does not have any Intellectual
Property.

         3.8      Agreements, Contracts and Commitments.  As of the date hereof, except as set forth in Section 3.8 of MOZN Disclosure Schedule, MOZN is not
bound by:

                  (i)      any employment or consulting agreement, contract or
commitment, other than confidentiality agreements, with an employee or individual consultant or salesperson or consulting or sales agreement, contract or commitment with a firm or other organization,

                  (ii)     any agreement or plan, including, without limitation,
any stock option plans, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this
Agreement,

                  (iii)    any fidelity or surety bond or completion bond,

                  (iv)     any lease of personal property having a value
individually in excess of $50,000 or $100,000  in the aggregate,

                  (v)      any agreement, contract or commitment containing any
covenant limiting the freedom of MOZN to engage in any line of business or to compete with any person,

                  (vi)     any agreement, contract or commitment relating to
capital expenditures and involving future payments in excess of $250,000 individually or $1,000,000 in the aggregate,

                  (vii)    any agreement, contract or commitment relating to the
disposition or acquisition of assets or any interest in any business enterprise outside the ordinary course of the business of MOZN and the MOZN Subsidiaries,

                  (viii)   any mortgages, indentures, loans or credit agreements,
security agreements or other agreements or instruments relating to the borrowing of money or extension of credit,

                  (ix)     any purchase order or contract for the purchase of
materials involving in excess of $250,000 individually,

                  (x)      any construction contracts involving future
obligation of MOZN or any MOZN Subsidiary in excess of $250,000 individually,

                  (xi)     any dealer, distribution, joint marketing or
development agreement,

                  (xii)    any sales representative, original equipment
manufacturer, value added, remarketer, reseller or independent software vendor or other agreement for use or distribution of the products or services of MOZN or any MOZN Subsidiary, or

                  (xiii)   any other agreement, contract or commitment that
involves $250,000 individually or is not cancelable without penalty within thirty (30) days.

         3.9      Litigation.  There is no action, suit, claim or proceeding of any nature pending, or, to the Knowledge of MOZN, threatened, against MOZN, or their properties (tangible or intangible).  To the Knowledge of MOZN, there is no investigation pending or threatened against MOZN, their properties by or before any Governmental Entity.

         3.10     Employee Matters.  Section 3.10 of the MOZN Disclosure
Schedule contains an accurate and complete list of each MOZN employee and consulting Agreements.

         3.11     Listing.  The Common Stock of MOZN is currently listed and trading on the Over the Counter Bulletin Board.

                                   ARTICLE IV
                       CONDUCT PRIOR TO THE EFFECTIVE TIME

         4.1      Conduct of Q5.  During the period from the date of this
Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, Q5 agrees (except to the extent that MOZN shall otherwise consent in writing) to carry on Q5's business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, to pay the debts and Taxes of Q5 when due, to pay or perform other obligations when due, and, to the extent consistent with such business, use its commercially reasonable efforts consistent with past practice and policies to preserve intact
Q5's present business organizations, keep available the services of Q5's present officers and key employees and preserve Q5's relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, all with the goal of preserving unimpaired Q5's goodwill and ongoing businesses at the Effective Time. Q5 shall promptly notify MOZN of any event or occurrence or emergency not in the ordinary course of business of Q5 and any material event involving Q5. Except as expressly contemplated by this
Agreement, Q5 and Q5 Subsidiaries shall not, without the prior written consent of MOZN (which consent may be pursuant to electronic mail, and need not be signed):

                  (a)      declare, set aside or pay any dividends on or make
any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of Q5, or repurchase, redeem or otherwise acquire, directly or indirectly, any shares of the capital stock of Q5 (or options, warrants or other rights exercisable therefore) except for repurchases of shares of Q5 Common Stock from employees of Q5 in connection with the termination of their employment with Q5; provided, however, that Q5 may issue or authorize the issuance of its securities to the extent that the fully diluted outstanding shares of Q5's capital stock following such issuance does not exceed 19,000,000 shares of Q5 Common Stock;

                    (b)     issue, grant, deliver, or sell any shares of its
capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue or purchase any such shares or other convertible securities, or accelerate the vesting of any stock options, except for the issuance of shares of Q5 Common Stock upon the exercise or conversion of options, warrants or other rights, or convertible securities outstanding on the date hereof, and except for the grant of additional stock options, warrants, or other convertible securities at a per share exercise price of at least 85% of the fair market value; provided, however, that Q5 may issue, grant, deliver, or sell any shares of its capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue or purchase any such shares or other convertible securities, or accelerate the vesting of any stock options to the extent that the fully diluted outstanding shares of Q5's capital stock following such issuance shall not exceed 19,000,000 shares of Q5 Common Stock;

                  (c)      acquire or agree to acquire by merging or
consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to
Q5's business; provided, however, that Q5 may acquire, merge into, consolidate with, or purchase the assets of any entity to the extent that the fully diluted outstanding shares of Q5's capital stock following such acquisition, merger, consolidation, or asset purchase does not exceed 19,000,000 shares of Q5 Common
Stock;

                  (e)      sell, lease, license or otherwise dispose or agree to
do the same with respect to any of its material properties or assets, except properties or assets which are not Intellectual Property and commercial licenses of Q5's software in the ordinary course of business and consistent with past practices;

                  (f)      accelerate the vesting schedule of any of the
outstanding Q5 Options or Q5 Common Stock, other than as specifically requested in writing by MOZN;

                  (g)      change its methods of accounting or change its fiscal
year; or

                  (h)      take, or agree in writing or otherwise to take, any
of the actions described in Sections 4.1(a) through (g) above, or any other action that would prevent Q5 from performing or cause Q5 not to perform its covenants hereunder, or any other action not in the ordinary course of Q5's business and consistent with past practice.

         4.2      Conduct of MOZN.  During the period from the date of this
Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, MOZN agrees (except to the extent that Q5 shall otherwise consent in writing to carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, to pay the debts and Taxes of MOZN when due, to pay or perform other obligations when due, and, to the extent consistent with such business, use its commercially reasonable efforts consistent with past practice and policies to preserve intact the present business organizations of MOZN, all with the goal of minimizing any liabilities of MOZN prior to the Effective Time. MOZN shall promptly notify Q5 of any event or occurrence or emergency not in the ordinary course of business of MOZN and any material event involving MOZN. Except as expressly contemplated by this Agreement, MOZN shall not, without the prior written consent of Q5
(which consent may be pursuant to electronic mail, and need not be signed):

                  (a)      declare, set aside or pay any dividends on or make
any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of MOZN, or repurchase, redeem or otherwise acquire, directly or indirectly, any shares of the capital stock of the MOZN (or options, warrants or other rights exercisable therefore)
except for repurchases of shares of MOZN's Common Stock from employees of MOZN, in connection with the termination of their employment;

                  (b)      issue, grant, deliver or sell or authorize or propose
the issuance, grant, delivery or sale of, or purchase or propose the purchase of, any shares of MOZN's capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating MOZN to issue or purchase any such shares or other convertible securities, or accelerate the vesting of any stock options, except for the issuance of shares of MOZN Common Stock upon the exercise or conversion of those options, warrants or other rights, or convertible securities that are outstanding on the date hereof and set forth on
MOZN Disclosure Schedule;

                  (c)      acquire or agree to acquire by merging or
consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof;

                  (d)      grant any loans to others or purchase debt securities
of others or amend the terms of any outstanding loan agreement;

                  (e)      grant any severance or termination pay to any
director, officer, employee, or service provider of MOZN;

                  (f)      adopt any employee benefit plan, or enter into any
employment contract, pay or agree to pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates of its employees;

                  (g)      make or change any material election in respect of
Taxes, adopt or change any accounting method in respect of Taxes, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

                  (h)      accelerate the vesting schedule of any of the
outstanding stock options of MOZN;

                  (i)      take, or agree in writing or otherwise to take, any
of the actions described in Sections 4.1(a) through (h) above, or any other action that would prevent MOZN from performing or cause MOZN not to perform its covenants hereunder, or any other action not in the ordinary course of the business or inconsistent with past practice of MOZN.

                                    ARTICLE V
                              ADDITIONAL AGREEMENTS

         5.1      Press Release.  Each of the parties hereto hereby agree that, in the event that either party exercises its right to terminate this Agreement, the parties will prepare a mutually agreeable press release regarding the decision to terminate; provided, however, that such press release shall be in no way disparaging to either party. Furthermore, the parties hereby agree that neither party shall issue any further press releases relating to this matter without the prior written consent of the other party, which such consent shall not be unreasonably withheld.

         5.2      Shareholder Approval/SEC Filings.

                  (a)      As promptly as practicable after the date of this
Agreement, Q5 and MOZN will prepare and file any other filings required under the Exchange Act, the Securities Act or any other Federal, foreign or Blue Sky laws relating to the Merger and the transactions contemplated by this Agreement
(the "Other Filings"). Each party will notify the other promptly upon the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff or any other government officials in connection with any filing with the SEC relating to the Merger and will supply the other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand. The filings will comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder.
Whenever any event occurs which is required to be set forth in an amendment or supplement to such Filing, Q5 or MOZN, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to the Shareholders, such amendment or supplement.

                  (b)      Subject to Q5's right to terminate this Agreement, Q5
will take all lawful action necessary in accordance with Delaware Law and its
Articles of Incorporation and Bylaws to obtain approval from its Shareholders as soon as practicable. Q5 will use commercially reasonable efforts to solicit from its Shareholders proxies in favor of the adoption and approval of this Agreement and the approval of the Merger and will take all other action necessary or advisable to secure the vote or consent of its Shareholders required to obtain such approvals. The materials submitted to Q5's Shareholders shall be subject to review and approval by MOZN and include information regarding Q5, the terms of the Merger and this Agreement and the unanimous recommendation of the Board of
Directors of Q5 in favor of the Merger and this Agreement.

                  (c)      Subject to MOZN's right to terminate this Agreement,
MOZN shall take all lawful action necessary in accordance with its Certificate of Incorporation and Bylaws, Delaware Law and the Exchange Act, and the rules and regulations promulgated hereunder to obtain approval of its stockholders of the issuance of the MOZN Common Stock Consideration in the Merger. MOZN will use commercially reasonable efforts to solicit from its stockholders proxies in favor of the issuance of the MOZN Common Stock Consideration in the Merger and
will take all other action necessary or advisable to secure the vote of its stockholders required to issue such shares. The materials submitted to the
MOZN's Shareholders shall be subject to review by Q5 and include information regarding MOZN, the terms of the Merger and this Agreement and the unanimous recommendation of the Board of Directors of MOZN in favor of the Merger and this
Agreement.

         5.3      Access to Information.

                  (a)      Subject to each of the parties' right to terminate
this Agreement, each of Q5 and MOZN shall afford the other and such other party's accountants, counsel and other representatives, reasonable access during normal business hours during the period prior to the Effective Time to (i) all of its current and former officers, current and former employees, properties, books, contracts, commitments and records, and; (ii) all other information concerning its business, properties and personnel (subject to restrictions imposed by applicable law) as may be reasonably requested. Each of Q5 and MOZN further agree to provide to the other parties and the other parties'
accountants, counsel and other representatives copies of internal financial statements and projections (including by returns and supporting documentation)
promptly upon request. MOZN shall provide Q5 with copies of such publicly available information about MOZN as Q5 may request. No information or knowledge obtained in any investigation pursuant to this Section 5.3 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

                  (b)      Subject to Section 5.3(a) above, MOZN and Q5 each
hereby agree not to take any action specifically for the purpose of preventing or delaying access to (i) the respective parties' current and former officers, current and former employees, properties, books, contracts, commitments and records and (ii) all other information concerning its business, properties and personnel.

         5.4      Reasonable Efforts.  Subject to the terms and conditions
provided in this Agreement, including but not limited to the parties' right to terminate this Agreement, each of the parties hereto shall use commercially reasonable efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereby, to obtain all necessary waivers, consents and approvals and to effect all necessary registrations and filings and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the parties hereto the benefits contemplated by this Agreement.

         5.5      Notification of Certain Matters.  Q5 and MOZN shall give
prompt notice to each other of (i) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is likely to cause any representation or warranty of such party contained in this Agreement to be untrue or inaccurate and (ii) any failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.5 shall not limit or otherwise affect any remedies available to the party receiving such notice; and provided, further, that the parties'
obligations pursuant to this Section are subject to their right to terminate this Agreement. Further, disclosure by Q5 or MOZN pursuant to this Section 5.5 shall not be deemed to amend or supplement their respective Disclosure Schedules or prevent or cure any misrepresentations, breach of warranty or breach of covenant.

         5.6      Additional Documents and Further Assurances.  Each party
hereto, at the request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this
Agreement and the transactions contemplated hereby; provided, however, that the parties' obligations pursuant to this Section are subject to their right to terminate this Agreement.

         5.7      Expenses.  Whether or not the Merger is consummated, all fees and expenses incurred in connection with the Merger including, without limitation, all legal, accounting, financial advisory, investment banking, consulting and all other fees and expenses of third parties ("Third Party
Expenses") incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, shall be the obligation of the respective party incurring such fees and expenses.

         5.8      Resignation of the Officers and Directors of MOZN.  Subject to
MOZN's right to terminate this Agreement, MOZN will obtain and deliver to Q5 prior to the Closing Date, written resignations from all of the officers and directors of MOZN, such resignations to be effective upon the Closing.

         5.9      Appointment of New Officers and Directors of MOZN.  Subject to
MOZN's right to terminate this Agreement, MOZN shall take any and all necessary steps to insure the election of Q5's nominees to the MOZN Board of Directors, and the appointment of Q5's nominees as officers of the MOZN, including but not limited to, the amendment of the Certificate of Incorporation and Bylaws of
MOZN, such elections and appointments to be effective upon the Closing.

         5.10     No Actions Inconsistent With Tax-Free Reorganization.  Q5 and
MOZN shall (and, following the Effective Time, MOZN shall cause Q5 to) take no action with respect to the capital stock, assets or liabilities of Q5 that could reasonably be expected to cause the Merger to fail to qualify as a
"reorganization" within the meaning of Section 368(a) of the Code and shall report the Merger as a reorganization on all Tax Returns; provided, however, that the parties' obligations pursuant to this Section are subject to their right to terminate this Agreement pursuant to Section 5.1. None of MOZN, or Q5 has taken any action which could reasonably be expected to preclude the Merger from qualifying as a reorganization under Section 368(a) of the Code.

                                   ARTICLE VI
                            CONDITIONS TO THE MERGER

         6.1      Conditions to Obligations of Each Party to Effect the Merger.
The respective obligations of the MOZN, and Q5 to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

                  (a)      Shareholder Approval.  The Shareholders shall have
duly approved the Merger, by the requisite vote under Delaware Law and Q5's
Certificate of Incorporation, this Agreement, and the transactions contemplated hereby. The Stockholders of MOZN shall have duly approved the Merger, by requisite vote under Delaware General Corporation Law and MOZN's Certificate of
Incorporation, this Agreement, and the transactions contemplated hereby.

                  (b)      Permits.  All approvals from government authorities,
including any requisite Blue Sky approvals, which are appropriate or necessary for the consummation of the Merger and the other transactions contemplated by this Agreement, shall have been obtained.

                  (c)      No Injunctions or Restraints; Illegality.  No
temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the
Merger, which makes the consummation of the Merger illegal or otherwise prohibits consummation of the Merger.

                  (d)      No Order.  No Governmental Entity shall have enacted,
issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

         6.2      Conditions to Obligations of Q5.  The obligations of Q5 to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by Q5:

                  (a)      Representations, Warranties and Covenants.  The
representations and warranties of MOZN in this Agreement shall be true and correct in all respects on and as of the Effective Time as though such representations and warranties were made on and as of such time and each of MOZN shall have performed and complied in all respects with all covenants and obligations of this Agreement required to be performed and complied with by it as of the Effective Time, except to the extent that any such inaccuracy or noncompliance would not result in a MOZN Material Adverse Effect.

                  (b)      Secretary's Certificate.  Q5 shall have been provided
with a certificate of the MOZN's Secretary relating to the organization, existence and good standing of MOZN and the authorization of this Agreement and the transactions contemplated hereby and other customary matters, all in form and substance satisfactory to Q5 and its counsel.

                  (c)      Claims.  There shall be no bona fide action, suit,
claim or proceeding of any nature pending against the MOZN, their respective properties or any of their officers or directors, arising out of, or in any way connected with, the Merger or the other transactions contemplated by the terms of this Agreement that would reasonably be expected to have a MOZN Material
Adverse Effect.

                  (d)      Net Cash Balance.  As of the Closing Date, MOZN's
cash balance shall be at least $300,000.

                  (e)      Capital Structure.  The outstanding shares of MOZN
Common Stock shall not exceed 3,000,000 shares.

(f) Resignation of Directors and Officers of MOZN;
Appointment of New Directors and Officers. Q5 shall have received from MOZN, written resignations from all of the officers and directors of MOZN; such resignations to be effective upon the Closing. MOZN shall have taken any and all necessary steps, as determined by Q5 in its sole discretion, to insure the election of Q5's nominees to the MOZN Board of Directors, and the appointment of
Q5's nominees as officers of the MOZN, including but not limited to, the amendment of the Certificate of Incorporation and Bylaws of MOZN, such elections and appointments to be effective upon the Closing.

                  (g)      Delivery of MOZN Stock Certificates. Prior to the
Closing, MOZN shall have delivered Certificates representing the shares of MOZN
Common Stock representing the MOZN Common Stock Consideration (in the aggregate amount to be issued in the Merger) to the Exchange Agent for exchange in accordance with Article I of this Agreement.

                  (h)      Preferred Stock.  Prior to the Closing, MOZN shall
provide proof that it has cancelled its preferred stock.

         6.3      Conditions to the Obligations of MOZN.  The obligations of
MOZN to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by MOZN:

                  (a)      Representations, Warranties and Covenants.  The
representations and warranties of Q5 in this Agreement shall be true and correct in all respects on and as of the Effective  Time as though such  representations and  warranties  were  made on and as of the  Effective  Time and Q5 shall  have performed and complied in all respects with all  covenants  and  obligations  of this  Agreement  required to be performed  and  complied  with by them as of the
Effective Time except to the extent that any such  non-compliance  or inaccuracy would not result in a Q5 Material Adverse Effect.

                  (b)      No Q5 Material Adverse Effect.  There shall not have
occurred any event or condition of any character that has had or is reasonably likely to have a Q5 Material Adverse Effect.

                  (c)      Secretary's Certificate.  MOZN shall have been
provided with a certificate of the MOZN's Secretary relating to the organization, existence and good standing of Q5 and the authorization of this
Agreement and the transactions contemplated hereby and other customary matters, including certification that 95% of the voting securities of Q5 shall have approved the Merger, all in form and substance satisfactory to MOZN and its counsel.

                  (d)      Claims.  There shall be no bona fide action, suit,
claim or proceeding of any nature pending against the MOZN, their respective properties or any of their officers or directors, arising out of, or in any way connected with, the Merger or the other transactions contemplated by the terms of this Agreement that would reasonably be expected to have a MOZN Material
Adverse Effect.

                                   ARTICLE VII
                        TERMINATION, AMENDMENT AND WAIVER

         7.1      Termination.  This Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

                  (a)      by mutual consent of Q5 and MOZN;

                  (b)      by MOZN if it is not in material breach of its
obligations under this Agreement and there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement or any Related Agreements on the part of Q5 and such breach has not been cured within ten (10) calendar days after written notice to Q5; provided, however, that, no cure period shall be required for a breach which by its nature cannot be cured;

                  (c)      by MOZN if an event having a Q5 Material Adverse
Effect shall have occurred after the date of this Agreement;

                  (d)      by Q5 if it is not in material breach of its
obligations under this Agreement and there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement or any Related Agreements on the part of MOZN and such breach has not been cured within ten (10) calendar days after written notice to MOZN; provided, however, that, no cure period shall be required for a breach which by its nature cannot be cured;

                  (e)      by Q5 if an event having a MOZN Material Adverse
Effect shall have occurred after the date of this Agreement;

                  (f)      by MOZN if Q5 fails to obtain approval of the Merger
by Q5 Shareholders;

                  (g)      by Q5 if MOZN fails to obtain approval of the Merger
by the MOZN shareholders;

                  (h)      by Q5 if there is an action pending or threatened
against MOZN by the OTC BB with respect to any intention to delist MOZN's Common
Stock.

                  (i)      by either MOZN or Q5 in the event that such other
party is the subject of any litigation, claim, suit, action or proceeding, or to such party's Knowledge is aware of the threat of such litigation,  claim,  suit, action or proceeding,  the subject of which are the transactions contemplated in this Agreement.

         7.2      Effect of Termination.  In the event of termination of this
Agreement as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of MOZN or Q5, or their respective officers, directors or Shareholders; provided, that each party shall remain liable for any willful breaches of this Agreement prior to its termination; provided further that, the provisions of Articles V and VIII, and this Section 7.2 shall remain in full force and effect and survive any termination of this Agreement.

         7.3      Amendment.  This Agreement may be amended by the parties
hereto at any time by execution of an instrument in writing signed on behalf of
MOZN and Q5.

         7.4      Extension; Waiver.  At any time prior to the Effective Time,
MOZN, on the one hand, and Q5, on the other hand, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations of the other party hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                  ARTICLE VIII
                               GENERAL PROVISIONS

         8.1      Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial messenger or courier service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with acknowledgment of complete transmission) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice), provided, however, that notices sent by mail will not be deemed given until received:

                  (a)      if to MOZN to:

                           Attention:
                           Telephone No.:
                           Facsimile No.:

                           with a copy to:
                           The Goldstein Law Group, P.C.
                           65 Broadway, 10th Floor
                           New York, NY  10006
                           Attention:  Jeffrey M. Stein, Esq.
                           Telephone No.:  (212) 809-4220
                           Facsimile No.:  (212) 809-4228

                  (b)      if to Q5, to

                           Attention:  Fred Deluca
                           Telephone No.:  818-338-1510
                           Facsimile No.:  818-338-1550
                           with a copy to: Tim Owens

                           Telephone No.:  818-338-1510
                           Facsimile No.:  818-338-1550

         8.2      Interpretation.  The words "include," "includes" and "
including" when used herein shall be deemed in each case to be followed by the words "without limitation." The table of contents and headings contained in this
Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         8.3      Counterparts; Facsimile.  This Agreement may be executed by facsimile and in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

         8.4      Entire Agreement; Assignment.  This Agreement, the Related
Agreements, the Exhibits and Schedules hereto, and the documents and instruments and other agreements among the parties hereto referenced herein: (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings both written and oral, among the parties with respect to the subject matter hereof; (b) except as set forth in Section 5.17 are not intended to confer upon any other person any rights or remedies hereunder; and (c) shall not be assigned (other than by operation of law), except that MOZN may assign its rights and delegate its respective obligations hereunder to its respective affiliates.

         8.5      Severability.  In the event that any provision of this
Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

         8.6      Other Remedies; Specific Performance.  Any and all remedies herein expressly  conferred upon a party will be deemed  cumulative with and not exclusive of any other remedy  conferred  hereby,  or by law or equity upon such party,  and the  exercise  by a party of any one remedy  will not  preclude  the exercise of any other remedy.  The parties hereto agree that irreparable  damage would occur in the event that any of the  provisions of this  Agreement were not performed in accordance with their specific terms or were otherwise breached. It is  accordingly  agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and  provisions  hereof in any court of the United States or any state having  jurisdiction,  this being in addition to any other  remedy to which they are entitled at law or in equity.

         8.7      Governing Law.  This Agreement shall be governed by and
construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of any court within Los Angeles County, State of
California, in connection with any matter based upon or arising out of this
Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of California for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process. Each of
MOZN and Q5 hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise)
arising out of or relating to this agreement or the actions of MOZN or Q5 in the negotiation, administration, performance and enforcement hereof.

         8.8      Currency.  The parties hereto agree that all monetary amounts set forth herein are referenced in United States dollars.

         8.9      Rules of Construction.  The parties hereto agree that they have been represented by counsel during the negotiation and execution of this
Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

         8.10     Attorneys Fees.  If any action or other proceeding relating to the enforcement of any provision of this Agreement is brought by any party hereto, the prevailing party shall be entitled to recover reasonable attorneys'
fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).